RESTATED ARTICLES OF INCORPORATION

OF

MGT CAPITAL INVESTMENTS, INC.

The following Restated Articles of Incorporation supersede the previous Articles of Incorporation and shall be the current Articles of Incorporation of the corporation:

ARTICLE I

Name

The name of this corporation shall be MGT Capital Investments, Inc. (the “Corporation”).

ARTICLE II

Registered Agent and Office

The Corporation’s Registered Agent in this state shall be Corporation Services Company. The location and address of the Corporation’s registered office in this state shall be 251 Little Falls Drive, Wilmington, Delaware 19808.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Authorized Capital

The Board of Directors of the Corporation has the authority to establish more than one class or series of shares and to set the relative rights and preferences of any such different class or series. The total authorized number of shares of the Corporation is 135,000,000 shares, divided into 125,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), as more fully described below:

(a)	Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in the holder’s name on the books of the corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Restated Articles of Incorporation or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the corporation, the assets and funds of the corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts, if any, to which they are entitled, shall be divided and paid to the holders of Common Stock according to their respective shares.

(b)	Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more classes and/or series within any class or classes as may be determined by the Board of Directors of the corporation, each such class or series to be distinctly designated and to consist of the number of shares determined by the Board of Directors. The Board of Directors of the corporation is hereby expressly vested with authority to adopt resolutions with respect to any unissued and/or treasury shares of Preferred Stock to issue the shares, to fix the number of shares constituting any class or series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of Preferred Stock, and each class or series thereof, in each case without approval of the stockholders. The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the following:

(1)	The number of shares constituting that class or series and the distinctive designation of that class or series;

(2)	The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

(3)	Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(4)	Whether that class or series shall have conversion privileges (including rights to convert such class or series into the capital stock of the corporation or any other entity) and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events at the Board of Directors shall determine;

(5)	Whether or not shares of that class or series shall be redeemable, and if so, the terms and conditions of such redemption (including any sinking fund provisions), the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(6)	The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(7)	Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

The number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock which may be designated by the Board of Directors may differ from those of any and all other class or series at any time outstanding. As such, the Corporation has authorized the issuance of 1,380,362 shares of Preferred Stock, par value $0.01 per share, and designated such shares of Preferred Stock as Series A Preferred Stock.

(c)	Increase in Authorized Preferred Stock. Except as otherwise provided by law or in a resolution or resolutions establishing any particular class or series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to these Restated Articles of Incorporation approved solely by the holders of Common Stock and of any class or series of Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.

ARTICLE V

The name and mailing address of the sole incorporator are: Dawn Sprauve, Salans Hertzfeld Heilbronn Christy & Viener, 620 Fifth Avenue, New York, New York 10020.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE VII

Election of directors of the Corporation need not be by ballot unless the By-Laws so require.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to this Certificate of Incorporation, directly or indirectly by merger, consolidation or otherwise, having the effect of amending or repealing any of the provisions of this ARTICLE NINTH shall apply to, or have any effect on the liability or alleged liability of, any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, unless such amendment shall have the effect of further limiting or eliminating such liability.

ARTICLE X

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

ARTICLE XI

The Corporation shall not be subject to the provisions of Section 203 of Title 8 of the Delaware Code regarding business combinations with interested stockholders.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Corporation has caused this Restated Articles of Incorporation to be signed by the undersigned, Robert Ladd, an authorized officer, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this 23rd day of March, 2018.

MGT CAPITAL INVESTMENTS, INC.

By:	/s/ Robert Ladd
Robert Ladd Chief Executive Officer and President